FIDELITY INVESTMENT TRUST
(the "Trust")
SPECIAL MEETING OF SHAREHOLDERS
July 14, 1999

 Pursuant to notice duly given, a Special Meeting of Shareholders of

FIDELITY INVESTMENT TRUST

Fidelity Diversified International Fund
(the "Fund")

was held on July 14, 1999 at 10:00 a.m. at the principal office of the Trust, 82 Devonshire Street, Boston, Massachusetts.

 Mr. Rich Silver acted as Chairman in the absence of Mr. Edward C. Johnson 3d and Ms. Meg DiDonna, Senior Legal Counsel, acting as
Secretary Pro Tempore, recorded the minutes.  Mr. Ralph Cox, an
Independent Trustee of the Trust, and Mr. Eric Roiter, General Counsel of FMR, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

 Mr. Silver noted that the Trust has shareholder voting rights based on the proportionate value of a shareholder's investment.
Accordingly, each shareholder is entitled to one vote for each dollar of net asset value held on the record date for the meeting.

 Ms. DiDonna reported that proxies representing 50.001% of the outstanding voting securities of the Fund have been received. Mr. Silver announced that a quorum was present and called the meeting of the shareholders of the Fund to order.

 Mr. Silver stated that the Secretary had presented him with the following documents relating to the meeting:

 Notice of Meeting dated May 24, 1999

 Proxy Statement dated May 24, 1999

 Form of Proxy

Affidavit attesting to the mailing of these documents to the record shareholders entitled to vote at this meeting

 He indicated that a list of shareholders entitled to vote at this meeting would be made available for viewing upon request.

 Mr. Silver recommended that the reading of the Notice of Meeting be waived. There was no objection to the recommendation.

 Mr. Silver stated that the first item of business as stated in the Notice of Meeting and described in the accompanying Proxy Statement was to approve an amended Management Contract for the Fund that would
(i) prospectively change the index used to calculate the fund's performance adjustment from the Morgan Stanley Capital International Europe, Australasia, and Far east index (GDP-weighted) to the Morgan Stanley Capital International Europe, Australasia, and Far East Index (Capitalization-weighted) and (ii) allow FMR and the Trust, on behalf of the Fund, to modify the Management Contract subject to the requirements of the Investment Company Act of 1940.

 Ms. DiDonna reported that the proposal to approve an amended
Management Contract for the Fund, as set forth in the Proxy Statement, received 983,747,960.03 affirmative votes of Fidelity Diversified
International Fund, or 77.767% of the votes cast at the meeting.
Whereupon, it was

VOTED: That an amended Management Contract for Fidelity Diversified International Fund be, and it hereby is, approved, as set forth in the Proxy Statement dated May 24, 1999.

 There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

 ATTEST:
   Meg DiDonna
   Secretary Pro Tempore